FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact	Media Contact
Warren Edwards Executive Vice President/Chief Financial Officer Affiliated Computer Services, Inc. 214-841-8082 warren.edwards@acs-inc.com	Lesley Pool Senior Vice President/Chief Marketing Officer Affiliated Computer Services, Inc. 214-841-8028 lesley.pool@acs-inc.com	Charles Perkins Director of Public Relations for the Americas Ernst & Young 212-773-2418 charlie.perkins@ey.com

ACS Signs Agreement to Acquire Intellinex, LLC to
Enhance Learning Solutions HRO Capabilities

DALLAS, TEXAS: May 18, 2006 – Affiliated Computer Services, Inc. (NYSE: ACS), a premier provider of business process outsourcing and information technology solutions, announced today that it has signed an agreement to acquire Intellinex, LLC, an Ernst & Young LLP enterprise and leader in integrated learning solutions. The transaction is expected to close within 30 days and is subject to Hart-Scott-Rodino approval as well as other customary closing conditions.

“We expect all of ACS/Intellinex’s customers, including Ernst & Young, will benefit from their combined knowledge and expertise,” said Mike Hamilton, Americas Chief Learning and Development Officer for Ernst & Young LLP. “Ernst & Young was recently ranked third in Training magazine’s Training Top 100, and we believe this transaction will allow us to focus even more of our efforts on the development and implementation of world-class learning content and programs for our people.”

“Intellinex has demonstrated its value to our global organization through the services and technologies it offers,” said Pierre Hurstel, Ernst & Young Global Managing Partner – People. “Through its affiliation with ACS, I believe Intellinex will become even more effective in the delivery and implementation of our learning programs. I look forward to a continued relationship and am confident that the innovation and commitment Ernst & Young has received from Intellinex can only strengthen.”

Ernst & Young LLP has entered into a multi-year learning services agreement with ACS/Intellinex to use its technology and administrative training support, as well as its learning design, to facilitate the delivery of the training content developed by Ernst & Young to its people.

“Intellinex’s proven technology content delivery platform and methodology is used by some of the largest companies in the world, including Ernst & Young, one of the world’s most respected professional services firms,” said Mark King, ACS President and Chief Executive Officer. “We are honored by this important new relationship with Ernst & Young and are fully committed to providing world-class learning services that contribute to Ernst & Young’s continued success and competitive differentiation.”

With this acquisition, ACS will further expand its already extensive menu of human resource outsourcing (HRO) BPO capabilities. The learning solutions ACS gains through Intellinex include more than 50,000 hours of learning content and curriculums developed for 200 corporate clients and government agencies in North America and Europe, including such companies as Cisco Systems, Canon USA, Ernst & Young, and Turner Construction.

“This acquisition enables ACS to offer the HRO marketplace a scalable, reliable, and secure learning technology platform; custom content development and content management capabilities; and a range of managed services that focus on aligning learning to business goals and objectives,” said Ann Vezina, Group President of ACS Commercial Solutions. Vezina pointed to increasing knowledge levels of skilled labor, accelerating adoption of changes in the workplace, and an overall shift to a services-based economy as factors driving the rising need among multi-national business and government organizations for outsourced knowledge creation and exchange.

ACS will become one of the only HRO providers delivering fully-integrated enterprise learning capabilities, including management of the entire learning infrastructure. The company will gain access to existing Intellinex clients, including some of the most recognized names in business, with cross-sell opportunities for its wide range of additional BPO services.

Established in 2000 by Ernst & Young LLP, Intellinex has been recognized in the Leader Quadrant by the Gartner Group, most recently in its 2005 Learning Management System Magic Quadrant. More than 300 Intellinex employees at its headquarters in Cleveland, Ohio, and at locations in Irving, Texas, Lakewood, Colorado, and Europe, will become part of ACS when the transaction closes.

“ACS is at the leading edge of BPO providers offering comprehensive and innovative HRO solutions,” explained Vezina. “The learning capabilities added through this acquisition further diversify ACS’ range of HRO services and help us remain at the forefront of BPO providers delivering advanced solutions for the corporate and government marketplace.”

“Business issues continue to be the critical drivers of our customers’ learning initiatives,” said Roy Brown, President and CEO of Intellinex. “As organizations seek ways to improve their business performance and effectiveness, those providers best able to address their needs and add value for them are those that can team with them to support a number of key business processes, including learning. We are thrilled with both the fit and the opportunity this combination with ACS provides for our customers and our employees.”

About Ernst & Young
Ernst & Young, a global leader in professional services, is committed to restoring the public’s trust in professional services firms and in the quality of financial reporting. Its 107,000 people in 140 countries pursue the highest levels of integrity, quality, and professionalism in providing a range of sophisticated services centered on our core competencies of auditing, accounting, tax, and transactions. Further information about Ernst & Young and its approach to a variety of business issues can be found at www.ey.com/perspectives. Ernst & Young refers to all the members of the global Ernst & Young organization.

About ACS
ACS, a global FORTUNE 500 company with more than 55,000 people supporting client operations reaching nearly 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including our most recent filing. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.